Exhibit 99.1

Kopin Corporation Provides Business Update and Third Quarter 2014 Operating Results

WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 4, 2014--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the third quarter ended September 27, 2014.

Third quarter highlights included:

  Product revenues grew 85% year-over-year driven by increased revenues from sale of products used in military, industrial and wearable applications
  The rate of cash used in operating activities declined in the third quarter as compared to the first two quarters of 2014
  Construction of additional production facilities commenced
  Strategic transformation is proceeding on schedule

“We continue to make meaningful progress in all areas to be a leading provider of wearable technologies,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “We have made substantial gains in helping our customers develop products which we anticipate will be launched in 2015. We are also seeing many of the leading companies that supply products for smartphones, tablets and PCs seeking us out to align with our product roadmaps. The resources these companies are devoting to develop products for the wearable industry reaffirms our belief that wearables will be a substantial market. In fact, recent market forecasts put the potential global wearable market at $170 billion in 2020, and a major percentage of that is projected to be in the smart glasses and headset market where we have focused our attention.”

Dr. Fan continued, “Our products, wearable system know-how, strong IP position and capacity are the reasons companies partner with us to capitalize on this growing market, and in 2014 we have continued to strengthen our competitive advantages in these areas. We have built a name in the enterprise market with our ruggedized Golden-i® technology, and our PupilTM technology has made us a preferred partner for companies wishing to accelerate their development of a broad array of wearable devices. In the first nine months of 2014 our research and development efforts have resulted in 55 patent applications and 16 issued patents related to wearable technology, giving us over 250 patents and applications in our portfolio.”

“Overall the third quarter was very good. We had an approximate 85% year over year increase in product revenues driven by increased revenues from sale of products used in military, industrial and wearable applications. As we expected in the beginning of the year, our cash used in operating activities moderated in the third quarter, as compared to the first two quarters of the year, as we shifted certain engineering resources to pre-production and production activities. In addition, based on commercial and military customer forecasts, we commenced construction of additional production facilities at our Westborough site, which are scheduled to be ready by the end of this year,” said Dr. Fan. “Our strong cash and marketable security position of approximately $94 million and a debt-free balance sheet positions us well to execute on our strategy. We expect the major investment for our transformation will be completed by the end of 2014 with our cash position remaining very strong.”

Third Quarter Financial Results and Outlook

Total revenues for the third quarter ended September 27, 2014, were $9.5 million, compared with $5.0 million for the third quarter of 2013, reflecting increases in revenue from sales of products for military, industrial and wearable applications.

Research and development expenses for the third quarter were $4.8 million compared with $5.6 million for the third quarter of 2013, reflecting a shift in some engineering resources to pre-production and production activities.

Selling, general and administrative expenses were $5.0 million in the third quarters of 2014 and 2013.

Other income and expense was income of $0.5 million for the third quarter of 2014 as compared with income of $1.5 million for the third quarter of 2013. Kopin recorded foreign exchange gains of $0.2 million for the third quarter of 2014 as compared to foreign exchange loss of $0.8 million for the same period in 2013. In the third quarter of 2013 the Company recorded a gain of $1.9 million on the sale of an investment.

Net loss for the third quarter of 2014 was $5.0 million, or $0.08 per share, compared with net loss of $8.8 million, or $0.14 per share, for the same period of 2013. As a result of the increase in military sales in the third quarter of 2014, Kopin expects full-year 2014 revenue to be in the range of $24 million to $28 million, and consolidated net loss to be in the range of $29 million to $33 million for the 12 months ending December 27, 2014.

For the nine months ending September 27, 2014 cash used in operating activities was $17.4 million and capital expenditures were approximately $1.5 million. Kopin estimates it will use between $23 million and $26 million to fund operations for the fiscal year 2014 excluding the effects of working capital, and other investing and financing activities.

In summary, Kopin is making great progress in its transformation. Kopin’s management believes the wearable market will start rapid growth in 2015, and Kopin is well-positioned to benefit from such growth.

Financial Results Conference Call

In conjunction with its third quarter 2014 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 P.M. EST today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin is a leading developer and provider of innovative wearable technologies and solutions. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, software, low-power chipsets, and ergonomically designed headset computing systems. Kopin's proprietary components and technology are protected by more than 250 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, Pupil and Golden-i are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to recent market forecasts putting the potential global wearable market at $170 billion in 2020 and a major percentage of this market is projected to be in the smart glasses and headset market where we have focused our attention; construction of additional production facilities at Kopin Corporation’s (“we”, “our” or “the Company”) Westborough site being ready by the end of this year; our strong cash and marketable security position of approximately $94 million and a debt-free balance sheet positions us well to execute on our strategy; our expectation that the major investment for our transformation will be completed by the end of 2014 with our cash position still very strong; and the Company’s expectation that its full-year 2014 revenue will be in the range of $24 million to $28 million; our net loss for full-year 2014 will be in the range of $29 million to $33 million; and that we will use between $23 million and $26 million to fund operations for the fiscal year 2014, excluding the effects of working capital, and other investing and financing activities and our belief the wearable market will start rapid growth in 2015. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: it may take longer than the Company estimates to develop products; the Company’s products may not be accepted by the market place; the Company’s 2014 financial expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of its products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 28, 2013, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Display Revenues by Category (in millions)
Military Applications	$5.7	$1.5	$8.3	$7.5
Consumer Electronics Applications	0.6	1.7	2.3	4.0
Industrial Applications	1.0	0.5	2.8	1.8
Wearable Applications	1.7	1.2	4.8	2.8
Research and Development	0.5	0.1	3.0	1.3
Total	$9.5	$5.0	$21.2	$17.4

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$118,000	$136,000	$590,000	$255,000
Research and development	136,000	132,000	773,000	258,000
Selling, general and administrative	939,000	961,000	2,192,000	3,136,000
	$1,193,000	$1,229,000	$3,555,000	$3,649,000

Other Financial Information
Depreciation and amortization	$808,000	$1,056,000	$2,588,000	$3,058,000
Capital expenditures	$566,000	$6,000	$1,544,000	$520,000
Treasury stock purchases	$-	$3,756,000	$299,000	$5,987,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenues:
Revenues	$9,066,028	$4,888,791	$18,200,451	$16,065,593
Research and development revenues	465,995	61,257	2,969,629	1,282,185
	9,532,023	4,950,048	21,170,080	17,347,778
Expenses:
Cost of component revenues	5,204,125	4,622,252	13,583,313	16,790,618
Research and development	4,832,469	5,586,745	15,055,723	13,492,253
Selling, general and administrative	5,015,367	5,049,936	14,933,424	15,651,581
	15,051,961	15,258,933	43,572,460	45,934,452

Loss from operations	(5,519,938)	(10,308,885)	(22,402,380)	(28,586,674)

Other income (expense), net	495,046	1,486,095	(624,889)	206,195

Loss before (provision) benefit for income taxes, equity loss in	(5,024,892)	(8,822,790)	(23,027,269)	(28,380,479)
unconsolidated affiliate and net income from noncontrolling interest

(Provision) benefit for income taxes	(44,000)	33,000	62,000	12,879,000

Loss before equity loss in unconsolidated affiliate and net	(5,068,892)	(8,789,790)	(22,965,269)	(15,501,479)
income from noncontrolling interest

Equity loss in unconsolidated affiliate	(35,016)	(225,408)	(259,874)	(408,194)

Loss from continuing operations	(5,103,908)	(9,015,198)	(23,225,143)	(15,909,673)
Income from discontinued operations, net of tax	-	-	-	20,147,532
Net (loss) income	(5,103,908)	(9,015,198)	(23,225,143)	4,237,859

Net income attributable to noncontrolling interest	134,468	243,747	315,344	712,360

Net (loss) income	$(4,969,440)	$(8,771,451)	$(22,909,799)	$4,950,219

Net (loss) income per share:
Basic
Continuing operations	$(0.08)	$(0.14)	$(0.37)	$(0.24)
Discontinued operations	-	-	-	0.32
Net (loss) income per share	$(0.08)	(0.14)	$(0.37)	$0.08
Diluted
Continuing operations	$(0.08)	$(0.14)	$(0.37)	$(0.24)
Discontinued operations	-	-	-	0.32
Net (loss) income per share	$(0.08)	$(0.14)	$(0.37)	$0.08

Weighted average number of common shares outstanding:
Basic	62,646,757	63,542,348	62,606,822	62,620,814
Diluted	62,646,757	63,542,348	62,606,822	63,709,833

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 27, 2014	December 28, 2013
ASSETS
Current assets:
Cash and marketable securities	$94,004,993	$112,729,201
Accounts receivable, net	3,621,055	2,388,461
Inventory	3,922,395	3,078,055
Prepaid and other current assets	1,627,400	1,412,285

Total current assets	103,175,843	119,608,002

Equipment and improvements, net	5,157,660	6,034,963
Goodwill and intangible assets	1,860,074	2,597,634
Other assets	1,614,286	3,024,458
Note receivable	14,916,667	14,866,666

Total assets	$126,724,530	$146,131,723

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,560,754	$3,868,865
Accrued expenses	6,507,119	6,822,556
Billings in excess of revenue earned	345,496	547,681

Total current liabilities	11,413,369	11,239,102

Lease commitments	325,892	329,435

Total Kopin Corporation stockholders' equity	115,217,089	134,553,247
Noncontrolling interest	(231,820)	9,939
Total stockholders' equity	114,985,269	134,563,186
Total liabilities and stockholders' equity	$126,724,530	$146,131,723

CONTACT:
Kopin Corporation
Richard Sneider
Treasurer and Chief Financial Officer
Phone: (508) 870-5959
Email: Richard_Sneider@kopin.com
or
Edelman
Geoffrey Mogilner
Vice President
Phone: (312) 233-1271
Email: geoffrey.mogilner@edelman.com